Exhibit 23.4

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in the Prospectus constituting part of this Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-3 (File No. 333-52835-99) of our report dated April 17, 1998 on our audits of the combined financial statements and financial statement schedule of The Berg Properties as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 and our reports dated April 17, 1998 on our audits of the Combined Statements of Revenue and Certain Expenses of the Kontrabecki Properties for the years ended December 31, 1997, 1996 and 1995 and the Statement of Revenue and Certain Expenses of the Fremont Properties for the year ended December 31, 1997. Additionally, we consent to the incorporation by reference of our report dated March 20, 1998 on our audit of the consolidated financial statements of Mission West Properties, Inc., formerly Mission West Properties, as of and for the year ended November 30, 1997 and one month period ended December 31, 1997. We also consent to the references to our firm under the caption "Experts".

San Francisco, California
February 10, 1999                         /s/ PricewaterhouseCoopers LLP
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